EXHIBIT 99
----------

FOR IMMEDIATE RELEASE                                    CONTACT:
Thursday April 20, 2006                                  John A. Ustaszewski
                                                         Chief Financial Officer
                                                         (740) 657-7000

                          DCB FINANCIAL CORP ANNOUNCES
                           FIRST QUARTER 2006 EARNINGS
                     17% INCREASE IN EPS, INCREASES DIVIDEND

LEWIS CENTER, Ohio, April 20 -- DCB Financial Corp, (OTC Bulletin Board DCBF) announced earnings of $1.86 million, or $0.49 per basic and diluted share for the three months ended March 31, 2006. This represents a $0.07, or 17% increase from the $0.42 basic and diluted earnings per share reported for the first quarter of 2005. Return on assets for the first quarter improved to 1.08% from 1.04% reported for the same period in 2005, while return on equity was 13.3%, an 11% increase from the same period in 2005. Strong loan growth, stable credit trends and increased efficiency have all contributed to the continued improvement in core earnings.

Because of the continued earnings growth of the Corporation, the Board of Directors declared an increase in the quarterly dividend from $0.13 to $0.14 per share payable May 15, 2006, to shareholders of record as of April 28, 2006.

President and Chief Executive Officer Jeffrey T. Benton commented, "The first quarter of 2006 was another positive quarter for us. We continue to focus on growth opportunities and improving our performance. This quarter's results demonstrate continued progress toward our high performance goals."

Mr. Benton added, "We are very excited about new technology that we are ready to offer to businesses. We have successfully completed testing our new remote deposit capture product, "Smart Deposit Solutions," that allows business customers to deposit checks directly into their accounts from their offices. This will save time and courier costs, and accelerate deposit availability. We are also introducing this same check image transfer technology at our new "Smart ATM" in Powell that should be operational by the end of April. This exciting technology offers more "Smart Banking" options to our customers."

NET INCOME
Net income for the three months ended March 31, 2006 totaled $1.86 million, compared to net income of $1.64 million for the same period in 2005. Earnings per share was $.49 for the three months ended March 31, 2006 compared to $.42 for the three months ended March 31, 2005. The increase in earnings is mainly attributed to the increase in net interest income due to the growth in earning assets.

NET INTEREST INCOME
Net interest income was $5.8 million for the three months ended March 31, 2006, compared to $5.5 million for the same period in 2005. The $329 thousand increase in the first quarter 2006 compared to 2005 was mainly attributed to an increase in loan balances, as average earning assets increased by $64 million from the first quarter 2005. The Company's first quarter's net interest margin decreased to 3.62% on a fully tax equivalent basis, from 3.76% during the first quarter 2005. The decline is primarily attributed to funding continued loan growth through higher cost borrowings and deposits associated with the current interest rate environment. The Bank has seen deposit growth primarily in products such as time deposits and money market accounts, which generally carry higher costs compared to checking and savings products. Funding costs may further negatively impact the net interest margin in future periods if the current competitive and rising rate environments remain in effect.

NONINTEREST INCOME
Total noninterest income decreased $33, or 2.3%, for the three months ended March 31, 2006, compared to the same period in 2005. The change in non-interest revenues from period to period is mainly attributed to a $184K gain recognized on the sale of an investment in an unconsolidated affiliate during the first three months of 2005. The noninterest income decrease was offset by an increase in cash management revenues, trust revenue, and an increase in service charges and retail fees.

NONINTEREST EXPENSE
Total noninterest expense decreased $96, or 2.3%, for the three months ended March 31, 2006, compared to the same period in 2005. The decrease was primarily the result of a decrease in professional expenses incurred coupled with a decline in occupancy and advertising expenses. The Company's quarterly efficiency ratio improved to 54.7% in the first quarter 2006 from 59.3% for the same period in 2005. This reflects the Company's increased revenue growth, as well as stringent control of non-interest expense.


ANALYSIS OF SELECTED FINANCIAL CONDITION
The Corporation's assets totaled $703,748 at March 31, 2006, compared to $690,896 at December 31, 2005, an increase of $12,852, or 1.9%. The increase in assets was mainly attributed to loan growth the Corporation experienced within its normal markets, particularly in commercial and residential real estate. The funding that accommodated this loan growth was supplied through increased borrowings, mainly Federal Home Loan Bank advances, and wholesale deposits.

Cash and cash equivalents decreased $3,954 from December 31, 2005 to March 31, 2006. Total securities increased $1,534, or 1.6%, from $96,580 at December 31, 2005 to $98,114 at March 31, 2006. Securities and investment securities classified as available for sale at March 31, 2006 totaled $98,114, or 100% of the total securities portfolio. Management classifies securities as available for sale to provide the Corporation with the flexibility to move funds into loans as demand warrants. The mortgage-backed securities portfolio, totaling $39,611 at March 31, 2006, provides the Corporation with a constant cash flow stream from principal repayments and interest payments. The Corporation held no structured notes during any period presented.

Total loans, including loans held for sale, increased $14,135, or 2.5%, from $554,685 at December 31, 2005 to $568,820 at March 31, 2006, while on an annualized basis total loans, including loans held for sale, increased $59,548, or 11.7% from year to year. The increase is attributed mainly to the continued growth of residential real estate and home equity, real estate construction and land development, and commercial real estate loans. Other loan categories in which the Corporation participates, commercial, industrial, and consumer financing, remained relatively stable or experienced small increases in loans outstanding. The Bank's local market continues to experience increases in the amount of commercial real estate development activity.

Total deposits increased $36,212, or 7.2%, from $503,906 at December 31, 2005 to $540,118 at March 31, 2006. This growth is mainly attributed to the increase in deposit activity from the Corporation's larger public fund customers. The Corporation utilizes a variety of alternative deposit funding sources to overcome the competitive challenges experienced within its primary market. Utilizing brokered certificates of deposits and money market sweeps, the Corporation is able to provide additional funding for the Company's loan portfolio. The Bank had approximately $32,133 in brokered certificates of deposit outstanding. The slower growth of core deposits is attributed to the competition in the Corporation's geographic area, where the growth of competitors' branch locations have made it increasingly difficult to obtain deposits. Management intends to continue to develop new products, and to monitor the rate structure of its deposit products to encourage the growth within its deposit liabilities. Noninterest-bearing deposits decreased $4,822, or 7.0%, while interest-bearing deposits increased $41,034, or 9.4%. Total borrowings decreased to $104,819 from $128,535 during the three months ended March 31, 2006.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
The provision for loan losses totaled $560 for the three months ended March 31, 2006, compared to $470 for the same period in 2005. The growth in the provision is reflective of the overall growth in the Corporation's loan portfolio, and an increase in net charge offs between the two periods. Non-accrual loans for the three months ended March 31, 2006 were $1,334 compared to non-accrual loans of $1,939 for the same period in 2005. Net charge-offs for the three months ended March 31, 2006 increased to $477, compared to $173 for the three months ended March 31, 2005. Annualized net charge-offs for the three months ended March 31, 2006 were 0.34% compared to 0.14% at March 31, 2005. Delinquent loans over thirty days improved from period to period, decreasing to 1.38% at March 31, 2006 from 1.53% at March 31, 2005. Non-performing loans to total loans totaled ..24% of loans at March 31, 2006, compared to .39% at Mach 31, 2005. Management will continue to monitor the credit quality of the lending portfolio and will recognize additional provisions in the future to maintain the allowance for loan losses at an appropriate level. The balance for allowance for loan losses increased to $5,617, or .99% of total loans at March 31, 2006, compared to $5,115, or 1.01% of total loans at March 31, 2005.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)

April 20, 2006 Press Release

                               DCB FINANCIAL CORP
                           CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands, except per share data)

------------------------------------------------------------------------------

                                                                          March 31,      December 31,
                                                                            2006            2005
                                                                         -----------     -----------
                                                                         (unaudited)
ASSETS
Cash and due from financial institutions                                 $    14,115     $    18,069
Securities available for sale                                                 98,114          96,580
Loans held for sale                                                              915           1,640
Loans                                                                        567,905         553,045
Less allowance for loan losses                                                (5,617)         (5,535)
                                                                         -----------     -----------
     Net loans                                                               562,288         547,510
Real estate owned                                                                263            386
Investment in FHLB stock                                                       3,375           3,327
Premises and equipment, net                                                    8,976           8,854
Investment in unconsolidated affiliates                                          983             614
Bank owned life insurance                                                      9,026           8,898
Accrued interest receivable and other assets                                   5,693           5,018
                                                                         -----------     -----------
              Total assets                                               $   703,748     $   690,896
                                                                         ===========     ===========

LIABILITIES
Deposits
     Noninterest-bearing                                                 $    64,155     $    68,977
     Interest-bearing                                                        475,963         434,929
                                                                         -----------     -----------
         Total deposits                                                      540,118         503,906
Federal funds purchased and other short-term borrowings                       13,729          25,610
Federal Home Loan Bank advances                                               91,090         102,925
Accrued interest payable and other liabilities                                 1,627           2,201
                                                                         -----------     -----------
     Total liabilities                                                       646,564         634,642

SHAREHOLDERS' EQUITY
Common stock, no par value, 7,500,000 shares authorized,
  4,273,200 issued at March 31, 2006 and December 31, 2005                     3,780           3,780
Retained earnings                                                             64,916          63,552
Treasury stock, at cost, 458,786 and 447,112
     shares at March 31, 2006 and December 31, 2005                          (10,841)        (10,506)
Accumulated other comprehensive loss                                            (671)           (572)
                                                                         ------------    ------------
     Total shareholders' equity                                               57,184          56,254
                                                                         -----------     -----------
              Total liabilities and shareholders' equity                 $   703,748     $   690,896
                                                                         ===========     ===========

                               DCB FINANCIAL CORP
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                  (Dollars in thousands, except per share data)

------------------------------------------------------------------------------

                                                                                    Three Months Ended
                                                                                         March 31,
                                                                                  ----------------------
                                                                                    2006           2005
                                                                                  -------        -------
INTEREST AND DIVIDEND INCOME
     Loans                                                                        $ 9,427        $ 7,218
Taxable securities                                                                    854            760
Tax-exempt securities                                                                 233            184
Federal funds sold and other                                                           30              -
                                                                                  -------        -------
Total interest income                                                              10,544          8,162

INTEREST EXPENSE
     Deposits                                                                       3,646          1,818
     Borrowings                                                                     1,075            850
                                                                                  -------        -------
         Total interest expense                                                     4,721          2,668

NET INTEREST INCOME                                                                 5,823          5,494

Provision for loan losses                                                             560            470
                                                                                  -------        -------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                 5,263          5,024

NONINTEREST INCOME
     Service charges on deposit accounts                                              628            571
     Trust department income                                                          218            165
     Net loss on sales of assets                                                       (4)           (12)
     Gains on sale of loans                                                            51             49
     Gain on sale of investment in unconsolidated affiliate                             -            184
     Treasury management fees                                                         153            101
     Data processing servicing fees                                                    83             73
     Earnings on bank owned life insurance                                            128             96
     Other                                                                            127            190
                                                                                  -------        -------
              Total noninterest income                                              1,384          1,417

NONINTEREST EXPENSE
     Salaries and other employee benefits                                           2,217          2,212
     Occupancy and equipment                                                          787            880
     Professional services                                                            115            182
     Advertising                                                                       74             87
     Postage, freight and courier                                                      97             94
     Supplies                                                                          68             61
     State franchise taxes                                                            134            108
     Other                                                                            510            474
                                                                                  -------        -------
              Total noninterest expense                                             4,002          4,098
                                                                                  -------        -------

INCOME BEFORE INCOME TAXES                                                          2,645          2,343

Federal income tax expense                                                            785            707
                                                                                  -------        -------

NET INCOME                                                                        $ 1,860        $ 1,636
                                                                                  =======        =======


Basic and diluted earnings per common share                                       $  0.49        $  0.42
                                                                                  =======        =======

                               DCB FINANCIAL CORP
                  Selected Key Ratios and Other Financial Data
                                   (Unaudited)
                  (Dollars in thousands, except per share data)

-------------------------------------------------------------------------------

                                                                                      Three Months Ended
                                                                                -------------------------------
                                                                                 3/31/06               3/31/05
                                                                                ---------             ---------
KEY FINANCIAL INFORMATION

Net interest income                                                             $   5,823             $   5,494

Provision for loan and lease losses                                             $     560             $     470

Non-interest income                                                             $   1,384             $   1,417

Non-interest expense                                                            $   4,002             $   4,098

Net income                                                                      $   1,860             $   1,636

Loan balances (average)                                                         $ 562,527             $ 494,711

Deposit balances (average)                                                      $ 529,036             $ 474,755

Basic earnings per common share                                                 $    0.49             $    0.42

Diluted earnings per common share                                               $    0.49             $    0.42


Weighted Average Shares Outstanding (000)
Basic                                                                               3,821                 3,935

Diluted                                                                             3,826                 3,935

                               DCB FINANCIAL CORP
                   Selected Consolidated Financial Information
                                   (Unaudited)
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                                                      Three Months Ended
                                                                                -------------------------------
                                                                                 3/31/06               3/31/05
                                                                                ---------             ---------
KEY RATIOS

Return on average assets                                                            1.08%                1.04%

Return on average shareholders' equity                                             13.29%               11.97%

Annualized non-interest expense to average assets                                   2.28%                2.58%

Efficiency ratio                                                                   54.66%               59.30%

Net interest margin                                                                 3.62%                3.76%

Equity to assets at period end                                                      8.13%                8.64%

Allowance for loan losses as a percentage of period-end loans                       0.99%                1.01%

Total allowance for losses on loans to non-performing loans                       421.06%              263.80%

Net charge-offs (annualized) as a percent of average loans                          0.34%                0.14%

Non-performing loans to total loans (net)                                           0.24%                0.39%

Delinquent loans (30+ days)                                                         1.38%                1.53%


BUSINESS OF DCB FINANCIAL CORP
DCB Financial Corp (the "Corporation") is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the "Bank") a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 16 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.

APPLICATION OF CRITICAL ACCOUNTING POLICIES
DCB's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation's 2005 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

FORWARD-LOOKING STATEMENTS
Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the "Bank"). Where used in this report, the word "anticipate," "believe," "estimate," "expect," "intend," and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management's belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.